October 9, 2012

Via EDGAR and Facsimile (202) 772-9220

United States Securities and Exchange Commission

Division of Corporation Finance 100 F Street, N.E.

Mail Stop 7010

Washington, D.C. 20549-7010

Attention: H. Roger Schwall

Re:	Request for Acceleration of Effectiveness of Registration Statement on Form S-1 (Registration No. 333-182305) of LinnCo, LLC, a Delaware limited liability company, and Linn Energy, LLC, a Delaware limited liability company

Ladies and Gentlemen:

As representatives of the several underwriters of LinnCo, LLC’s proposed initial public offering of up to 30,250,000 common units representing limited liability company interests, we hereby join LinnCo, LLC’s and Linn Energy, LLC’s request for acceleration of effectiveness of the above-referenced registration statement to 2:00 p.m. (Washington, D.C. time) on October 11, 2012, or as soon thereafter as is practicable.

Pursuant to Rule 460 of the General Rules and Regulations under the Securities Act of 1933, we wish to advise you that we have effected the following distribution of the preliminary prospectus relating to the initial public offering of LinnCo, LLC, dated October 1, 2012, through the date hereof:

Preliminary Prospectus dated October 1, 2012

12,956 copies to prospective underwriters, institutional investors, dealers and others.

The undersigned advises that the underwriters have complied and will continue to comply with Rule 15c2-8 under the Securities Exchange Act of 1934.

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Very truly yours,

BARCLAYS CAPITAL INC.

CITIGROUP GLOBAL MARKETS INC.

RBC CAPITAL MARKETS, LLC

WELLS FARGO SECURITIES, LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

                           INCORPORATED

CREDIT SUISSE SECURITIES (USA) LLC

RAYMOND JAMES & ASSOCIATES, INC.

UBS SECURITIES LLC

BARCLAYS CAPITAL INC.

By:	/s/ Victoria Hale
	Name:	Victoria Hale
	Title:	Vice President

Signature Page

Acceleration Request Letter

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Joel D. Foote II
	Name:	Joel D. Foote II
	Title:	Managing Director

Signature Page

Acceleration Request Letter

RBC CAPITAL MARKETS, LLC

By:	/s/ Trey Murdock
	Name:	Trey Murdock
	Title:	Vice President

Signature Page

Acceleration Request Letter

WELLS FARGO SECURITIES, LLC

By:	/s/ David Herman
	Name:	David Herman
	Title:	Director

Signature Page

Acceleration Request Letter

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Scott Archer
	Name:	Scott Archer
	Title:	Managing Director

Signature Page

Acceleration Request Letter

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Timothy Perry
	Name:	Timothy Perry
	Title:	Managing Director

Signature Page

Acceleration Request Letter

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Robert Coble
	Name:	Robert Coble
	Title:	Vice President

Signature Page

Acceleration Request Letter

UBS SECURITIES LLC

By:	/s/ Jane Dabney
	Name:	Jane Dabney
	Title:	Executive Director

By:	/s/ William H. Gaunt
	Name:	William H. Gaunt
	Title:	Associate Director

Signature Page

Acceleration Request Letter